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                         [APPLIED IMAGING LETTERHEAD]
                                                                   EXHIBIT 10.22


July 21, 1997



Mr. Carl Hull
P.O. Box 64086
Tucson, AZ  85728

Dear Carl,

I am pleased to offer you the position of Vice President of World Wide Marketing, reporting to me.

Your annual salary will be $135,000. In addition, you will be recommended for participation in the Company's Incentive Stock Option Plan at a level of 60,000 shares (subject to board approval). In line with our ISO program, the price of the shares will be the closing market price on the last trading day preceding your date of hire. You will vest 25% of your total holdings at the anniversary of your grant date. Accordingly, it will take four years to become fully vested. Should Applied Imaging be sold within the first eighteen months of your employment, one-half (or 30,000 shares) of your initial option award of 60,000 shares will become immediately vested. Should Applied Imaging be sold after that eighteen month period, but prior to the end of your fourth year of employment, all of the then-unvested portion of your initial option award of 60,000 shares will become immediately vested.

In addition to your salary, you will be eligible to receive a cash bonus of up to 30% of your annual salary, based on your achievement of mutually agreed objectives.

As a Company employee, you are also eligible to receive certain employee benefits, which presently include 10 days per year vacation time and 10 days per year sick leave. Applied Imaging will provide medical, dental, and life insurance for you at a minimal cost. Medical and dental insurance is also available for your dependents. Coverage beings 30 days after your date of hire. Applied Imaging also offers a 401(k) plan, matching the first 3% of the employee contribution and an employee stock purchase plan. Please be advised that employment at Applied Imaging is at-will and may be terminated with our without cause and with or without notice at any time by the employee or the Company. It is mutually understood and agreed that, should your employment be terminated by Applied Imaging, other than for "cause", you shall be entitled to receive a severance payment equal to six times your monthly base salary then in effect.
It is Corporate policy that a pre-employment drug screen is required.

To assist you in your permanent relocation, Applied Imaging will reimburse any reasonable expenses associated with the movement of your personal property to
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California, up to three house hunting trips, lease breaking expense incurred with your current rental property and up to three months temporary living expenses. In addition, the Company will provide you with a low interest loan for up to $50,000 (to be utilized as a down payment for a permanent residence in California), to be paid back over a five year period or sooner in the event of termination, under the terms and conditions set forth in Appendix 1, attached.

We look forward to you joining Applied Imaging on August 4, 1997. To confirm your acceptance of this offer, please sign below and return one copy of this letter to me by July 25, 1997.

Sincerely,


/s/ Jack Goldstein
Jack Goldstein
President and CEO

JG/dx
attachment



/s/ Carl Hull                               7-22-97
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Carl Hull                                   Date